Exhibit 99.1

Blink Charging Announces Acquisition of BlueLA Carsharing
Expanding Affordable Electric Vehicle Accessibility For Underserved Communities Across the City of Los Angeles

Acquisition positions Blink to support the nation’s largest EV carsharing program for lower income communities with clean, affordable mobility options

Miami Beach, FL – September 18, 2020 –Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced that its wholly-owned subsidiary, Blink Mobility, has acquired BlueLA Carsharing, the City of Los Angeles’ contractor for its EV carsharing services program, with 200 EV charging stations and 100 electric vehicles. The acquisition doubles the number of Blink stations in Los Angeles, making the use of EV cars more accessible to the community at large and supporting the City’s commitment to reduce greenhouse gas emissions and reduce resident exposure to harmful pollutants.

“California is the epicenter for EV adoption, and this acquisition significantly expands our market presence and strategically positions Blink as the City of Los Angeles’ contractor for its EV carsharing program with EV charging,” commented Michael D. Farkas, Founder and Chief Executive Officer of Blink. “The City of Los Angeles, California’s largest city, has made a substantial commitment to enabling citywide EV transportation alternatives with a clear strategy to grow its EV infrastructure, and a particular focus on its groundbreaking carsharing program that makes EV use attainable in disadvantaged neighborhoods. As the city moves into phases 2 and 3 of its EV carsharing program, we look forward to supporting the City’s aggressive environmental and EV accessibility objectives.”

“Blink is excited to maintain and advance the services of BlueLA. We believe we are uniquely positioned, with our state-of-the-art charging equipment and established mobility partnerships, to play a meaningful role in the City’s plan to bring zero emissions vehicles to the most air quality challenged areas of the City. In cooperation with the Mayor’s Office of Sustainability and Los Angeles Department of Transportation we look forward to working together to improve public health, particularly in disadvantaged communities. Blink’s vision has always been about making electric vehicles and EV charging infrastructure accessible for all. Low-income families and communities of color – which are disproportionately impacted by pollution and face dire consequences for their health-should not be left behind by progress and we are committed to our partnership with Mayor Garcetti and the City of Los Angeles to ensure that expanded electric carsharing options, including BlueLA, remain available to all Los Angeles neighborhoods, especially those in the top 10% of census tracts that are disproportionately burdened by, and vulnerable to, multiple sources of pollution,” stated Mr. Farkas.

Blink plans to make considerable enhancements to the existing BlueLA infrastructure to improve the customer experience. Pending City approval, Blink will upgrade the charging infrastructure to its IQ 200 charging stations. Further, Blink plans to outsource and collaborate with an experienced mobility provider to improve the EV carsharing service and upgrade the vehicles to include more practical EVs that better meet consumer demand. Finally, the Company is exploring additional ancillary services, such as digital media at charging locations as well as in the interior and exterior of the vehicles, to enhance the driver experience while also better monetizing locations.

Mr. Farkas concluded, “There is a tremendous market opportunity as urban centers throughout the country continue to transition to more environmentally friendly EV transportation models. Los Angeles is the heart of the EV revolution and is a community that has long recognized the importance and necessity of making clean transportation alternatives available to all members of the broader community. Through this acquisition, we believe Los Angeles can serve as a prototype for an EV carsharing and charging infrastructure program that can be replicated in other cities across the country. Our goal is to make EVs accessible by leveraging our network and expertise.”

Additional details regarding the acquisition can be found in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2020.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed more than 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink Charging’s principal line of products and services include its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including acquisition-related risks, such as integrating acquired assets into Blink Charging’s operations, unforeseen operating difficulties and expenditures and diversion of management attention, and others described in Blink Charging’s periodic reports filed with the SEC. There can be no assurance that the BlueLA Carsharing acquisition will prove to be beneficial to the Company. Actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

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